State Street Institutional Investment Trust

One Congress Street

Boston, MA 02114

State Street Bank and Trust Company

One Congress Street

Boston, MA 02114

February 5, 2026

Ladies and Gentlemen:

Reference is made to the Amended and Restated Custodian Agreement between us dated February 14, 2001 (the “Agreement”).

Pursuant to the Agreement, this letter is to provide notice of the creation of the following additional series of the State Street Institutional Investment Trust (the “Trust”) as presented in the following chart (the “New Fund”):

New Fund	Effective Date
State Street® Prime Money Market ETF	February 5, 2026

In accordance with Section 18 of the Agreement, the Trust hereby requests that State Street Bank and Trust Company (the “Custodian”) act as Custodian with respect to the New Fund. As compensation for such services, you shall be entitled to receive from the New Fund the annual fee reflected on the fee schedule to the Agreement.

Pursuant to the Agreement, this letter is also to provide notice of the name change for the following fund of the Trust:

Fund Name	New Fund Name	Effective Date
State Street Institutional Liquid Reserves Fund	State Street Institutional Liquid Reserves Government Money Market Fund	March 7, 2025

Finally, pursuant to the Agreement, this letter is to provide notice of the termination of the following funds of the Trust due to mergers with and into existing funds of the Trust (the “Acquired Funds”):

Acquired Fund Name	Acquiring Fund Name	Effective Date
State Street Target Retirement 2020 Fund	State Street Target Retirement Fund	March 28, 2025
State Street Institutional Liquid Reserves Government Money Market Fund	State Street Institutional U.S. Government Money Market Fund	June 13, 2025

Therefore, we hereby inform you that as of the Effective Dates indicated above (which are the Acquired Funds’ merger dates) you shall no longer act as the Acquired Funds’ Custodian under the Agreement.

Please acknowledge receipt of this letter and your agreement below.

Very truly yours,

 STATE STREET INSTITUTIONAL INVESTMENT TRUST

By:	/s/ Bruce S. Rosenberg
Name:	Bruce S. Rosenberg
Title:	Treasurer

Accepted:

 STATE STREET BANK AND TRUST COMPANY

By:	/s/ Jason O’Neill
Name:	Jason O’Neill
Title:	Managing Director

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